Columbia Growth Stock Fund
Columbia Young Investor Fund
Columbia Global Thematic Equity Fund
Columbia European Thematic Equity Fund
Columbia Asset Allocation Fund
Columbia Dividend Income Fund
Columbia Large Cap Core Fund
Columbia International Equity Fund
Columbia Large Cap Growth Fund
Columbia Disciplined Value Fund
Columbia Small Cap Fund
Columbia Small Company Equity Fund
 (each a Fund, collectively the Funds)

77B Accountant's Report on Internal Control

[PricewaterhouseCoopers logo]
PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110-9862


          Report of Independent Registered Public Accounting Firm

To the Trustees and the Shareholders of
Columbia Funds Trust XI

In planning and performing our audits of the financial statements of Columbia Asset Allocation Fund, Columbia Disciplined Value Fund, Columbia International Equity Fund, Columbia Large Cap Core Fund, Columbia Large Cap Growth Fund, Columbia Small Cap Fund, Columbia Small Company Equity Fund, Columbia Dividend Income Fund, Columbia Global Thematic Equity Fund, Columbia European Thematic Equity Fund, Columbia Growth Stock Fund, and Columbia Young Investor Fund (the "Funds") (each a series of Columbia Funds Trust XI) for the year ended September 30, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2004.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
November 15, 2004


77D Policies with respect to security investments
Columbia Asset Allocation Fund

Effective September 10, 2004, the following disclosure was added under the heading "Principal Investment Strategies":

The Fund may purchase derivative instruments, such as futures, options, swap contracts, and inverse floaters, to gain or reduce exposure to particular securities or segments of the bond markets. Derivatives are financial instruments whose values depend on, or are derived from, the value of an underlying security, index or currency. The Fund may use derivatives for both hedging and non-hedging purposes, such as to adjust the Fund's sensitivity to changes in interest rates, or to offset a potential loss in one position by establishing an opposite position. The Fund typically uses derivatives in an effort to achieve more efficiently economic exposures similar to those it could have achieved through the purchase and sale of fixed income securities. Investments in derivatives may be applied toward meeting a requirement to invest in a particular kind of investment if the derivatives have economic characteristics similar to investments of that kind.

Also effective September 10, 2004, the following disclosure was added under the heading "Principal Investment Risks":

Derivatives involve special risks and may result in losses. Derivative strategies often involve leverage, which may exaggerate a loss, potentially causing the Fund to lose more money than it would have had it invested in the underlying security. The values of derivatives may move in unexpected ways, especially in unusual market conditions, and may result in increased volatility. The use of derivatives may also cause the Fund to receive taxable income, which could increase the amount of taxes payable by shareholders. Other risks arise from the Fund's potential inability to terminate or sell derivative positions. A liquid secondary market may not always exist for the Fund's derivative positions at times when the Fund might wish to terminate or sell such positions. Over-the-counter instruments (investments not traded on an exchange) may be illiquid, and transactions in derivatives traded in the over-the-counter market are subject to the risk that the other party will not meet its obligations. For more information on the risks of derivative strategies, see the Statement of Additional Information.

Columbia Growth Stock Fund
Columbia Young Investor Fund
Columbia Global Thematic Equity Fund
Columbia European Thematic Equity Fund
Columbia Asset Allocation Fund
Columbia Dividend Income Fund
Columbia Large Cap Core Fund
Columbia International Equity Fund
Columbia Large Cap Growth Fund
Columbia Disciplined Value Fund
Columbia Small Cap Fund
Columbia Small Company Equity Fund
 (each a Fund, collectively the Funds)

77E Legal Proceedings
Recently, the Fund has been named as a nominal defendant in several derivative actions under Sections 34(b), 36(b) and 48(a) of the Investment Company Act of 1940, as amended, alleging, among other things, that the fees and expenses paid by the Fund are excessive. Cohen v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 2, 2004; Osburn v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 10, 2004; Slicker v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 11, 2004; and Simmonds v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on September 8, 2004. The Fund and the other defendants to these actions, including Columbia Management Advisors, Inc. ("CMA") and various of its affiliates, certain other mutual funds advised by CMA and its affiliates, and various directors of the Fund and such funds, have denied these allegations and are contesting the plaintiffs' claims.

Additionally, various civil individual, class and derivative actions have been filed in regard to certain market timing allegations. As of August 31, 2004, we have received the following complaints.

(1) George Slaybe et al, Plaintiffs, v. Columbia Management Advisors, Inc., Defendant United States District Court District of Massachusetts
         Case # 04 10534 PBS

(2) David Armetta derivatively on behalf of the Columbia Common Stock Fund, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10555 MLW

(3) Edward I. Segel and Iris Segel derivatively on behalf of Columbia Acorn Fund, Columbia Acorn Trust and the Columbia Funds, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10567MEL

(4) Catherine Dukes, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10315-PBS

(5) AB Medical Equipment Corp., Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10355PBS

(6) Karen M. McKenna, Individually and on Behalf of All Others Similarly Situated, Plaintiff, v. Columbia Funds, et al..

         United States District Court
         Southern District of New York
         Case # 04 CV 1576

(7) Lawrence S. Wick, as custodian for Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick, and Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick individually and on behalf of others similarly situated, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10408HEL


(8) Steven B. Ehrlich, Custodian for Cory Ryan Ehrlich UTMA/Florida, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10405 PBS


(9) Harold Beardsley, et al on behalf of Columbia Disciplined Value Fund (the "Columbia Funds") v. FleetBoston Financial Corporation, et al

         United States District Court
         District of Massachusetts
         Case # 04 10978 PBS

77I Terms of New or Amended Securities
Effective July 1, 2004, Exchanges for Clients of Affiliates of Investment Advisor are no longer available.

77I Terms of New or Amended Securities cont'd
Columbis Small Cap Fund (Fund)

Effective March 1, 2004, the Fund is closed to both new investors and new accounts. Shareholders who have opened and funded an account with the Fund as of February 27, 2004 (i) may continue to make additional purchases in their accounts, (ii) may continue to reinvest dividends and capital gain distributions, and (iii) are allowed to open new accounts resulting from the transfer of existing assets in the Fund. All retirement plans that are held at the plan level and discretionary wrap programs that invest with the Fund and trade on an omnibus basis which are invested in the Fund prior to March 1, 2004, may continue to make additional investments. Certain retirement plans may require additional time to fund their accounts due to operational constraints. Those retirement plans, must have chosen the Fund as an investment option prior to February 1, 2004 and must be funded by April 5, 2004 in order to continue to make additional purchases in their accounts.


Columbia Asset Allocation Fund
770 Transactions effected pursuant to Rule 10f-3

On June 30, 2004, Columbia Asset Allocation Fund (Fund) purchased 1,300 par value of bonds of Lifetime Fitness (Securities) for a total purchase price of $241 from Credit Suisse pursuant to a public offering in which Bank of America Securities acted as a participating underwriter. Bank of America Securities may be considered to be an affiliate of the Fund. The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Columbia Management Advisors, Inc. believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

Along with Bank of America Securities, the following is a list of members of the underwriting syndicate for the aforementioned Securities: First Boston; Merrill Lynch & Co.; Piper Jaffray; William Blair.